Exhibit 10.2

SUBLEASE AGREEMENT

This Sublease Agreement (the “Sublease”) is made and entered into as of the Effective Date, as defined below, by and between SH OPERATING, LLC, an Arizona limited liability company (“Sublessor”) and PERIMETER ROAD SURGICAL HOSPITAL, LLC, an Arizona limited liability company (“Sublessee”).

RECITALS:

WHEREAS, Sublessor has executed a Standard Office Lease Agreement dated January 20, 2012, Amendment 1 to the Lease dated January 20, 2012, and Second Amendment to Lease Agreement dated June 30, 2015 (collectively the “Lease”) with North Perimeter, LLC, a Nevada limited liability company (“Landlord”) for the building located at 17500 N. Perimeter Drive, Scottsdale, Arizona 85255 (the “Building”) and containing approximately 34,500 rentable square feet of space (the “Leased Premises”) for the period set forth in the Lease, a copy of which is attached hereto as Exhibit “A” and made a part of this Sublease;

WHEREAS, Sublessee has entered into a Master Agreement among SH Operating, LLC, Noblis Health Corp. and The Pain Center Alliance LLC, dated as of September 22, 2015 (the “Master Agreement”) that will result in the Sublessee operating the hospital located in the Premises;

WHEREAS, Sublessee has applied for a license from the Arizona Department of Health Services to operate a hospital in the Premises (the “License”); and

WHEREAS, immediately upon the issuance of the License and the closing of the transactions described in the Master Agreement, Sublessee desires to sublease the entire Leased Premises from Sublessor and Sublessor wishes to sublet the Leased Premises to Sublessee;

NOW, THEREFORE, in consideration of the following conditions and covenants, and for other good and valuable consideration, Sublessor and Sublessee hereby agree as follows:

1. SUBLEASE. For value received, Sublessor, subject to the consent of the Landlord and the terms and conditions herein set forth, hereby subleases the Premises to Sublessee, and Sublessee hereby subleases the Premises from Sublessor. The use and occupancy by Sublessee of the Premises shall include the use, in common with others, of certain common areas and facilities in or adjoining the Building, as more fully provided in the Lease.

2. TERM.

a. Effective Date. The date upon which the License is issued and the closing of the transactions described in the Master Agreement occur.

b. Initial Term. The term of this Sublease shall commence as of the Effective Date and shall expire the tenth anniversary of the Effective Date (the “Initial Term”).

c. Renewal Term. Provided that Sublessee is not in breach or default of any of the terms, conditions, covenants, obligations or provisions of the Sublease, then Sublessee shall have, and is hereby granted, the option to extend the Initial Term for two (2) additional periods of five (5) years. Sublessee’s occupancy of the Premises during a Renewal Term shall be governed by all of the terms, conditions, covenants and provisions of the Sublease except that Sublessee shall have no further option to extend the Initial Term after the expiration of the Renewal Terms. If Sublessee desires to exercise its option to extend the Initial Term or the first Renewal Term, it must give Sublessor notice in writing (“Option Notice”) of its intent to do so at least twelve (12) months prior to the expiration of the Initial Term or the Renewal Term. For the purposes of the Sublease, the phrase “Term” shall be deemed to refer to the Initial Term and a Renewal Term to the extent applicable.

3. RENT. Sublessee shall pay all amounts that become due under the Lease (the “Rent”) to Sublessor at the address set forth herein for delivery of notice to Sublessor, or at such other address as Sublessor may designate, as rent for the Premises. All Rent shall be payable without notice, demand, deduction, counterclaim or set-off, on or before the first day of each and every calendar month during the Term. Payments of Rent or other amounts due Sublessor hereunder shall be considered received only upon Sublessor’s actual receipt thereof. If Sublessee obtains occupancy of the Premises other than on the first day of any month, the Rent due for that month shall be prorated based on the number of days Sublessee occupied the Premises during such month.

4. USE. Sublessee shall begin occupying the Premises on the Commencement Date and thereafter shall continually and without interruption use the Premises for the operation of a duly licensed hospital and for no other purpose without the prior written consent of Landlord throughout the Term. Sublessee will not commit or permit to be committed on the Premises any act or omission which violates any term or provision of the Lease or this Sublease, including but not limited to any term or provision of Section 4 of the Lease or other portion of the Lease concerning use of the leased space.

5. NO ASSIGNMENT OR SUBLETTING. Sublessee will not assign this Sublease nor sublet the Premises in whole or in part, and will not permit Sublessee’s interest in this Sublease to be vested in any third party by operation of law or otherwise, without the prior written consent of Landlord. Any assignment or sublease in violation of this provision shall be null and void.

6. LEASE. This Sublease is and shall at all times be subject to and subordinate to the Lease, all of the terms and conditions thereof and all amendments and supplements thereto, whether currently existing or hereafter executed. Except as otherwise specifically provided in this Sublease or as may be inconsistent with the terms hereof, all of the terms and conditions with which Sublessor is bound to comply under the Lease shall be binding upon Sublessee, and Sublessee shall be liable to each of Landlord and Tenant for compliance with and performance of same, and all of the rights, powers, remedies and privileges to which Sublessor is entitled under the Lease, and all of the obligations of Landlord set forth in the Lease, shall inure to Sublessee’s benefit, so that, except as otherwise specifically provided herein, the terms and conditions of this Sublease, and the respective obligations of Sublessor and Sublessee to each other under this Sublease, shall be the terms and conditions of the Lease; provided, however, that Sublessor shall at all times be and remain liable to Landlord and any other applicable entity for all obligations of Tenant under the Lease. This Sublease shall not affect the rights and obligations of Landlord and Tenant with respect to one another under the Lease.

7. CERTAIN COVENANTS OF SUBLESSEE. Sublessee assumes and agrees to be bound by the covenants, obligations and agreements imposed upon the Sublessor as Tenant under the Lease. Sublessee covenants and agrees that Sublessee will not do or permit to be done anything in or with respect to the Premises (i) that would constitute a default under the Lease, or (ii) that might cause the Lease or the rights of the Sublessor as Tenant thereunder to be canceled, terminated or forfeited; or (iii) that might make Sublessor liable for any damages, costs, claims, expenses or penalties under the Lease.

8. INDEMNIFICATION. Sublessee covenants and agrees to indemnify each of Sublessor and Landlord against and to hold each of Sublessor and Landlord harmless from any liability, loss, damage, suits, or penalties, claims and demands of every kind and nature (including without limitation reasonable attorneys’ fees) directly or indirectly arising out of, by reason of or resulting from (i) Sublessee’s failure to perform or observe any of the terms and conditions of the Lease or this Sublease; or (ii) the use, occupancy or management of the Premises, the Building or surrounding areas, or any activity conducted therein, by Sublessee its successors, or any of their respective employees, agents, contractors, officers, directors, representatives, guests, invitees, visitors or licensees; or (iii) any work or thing whatsoever done or any condition created by or any other act or omission of Sublessee, its successors, assigns or sublessees, or their respective employees, agents, contractors, officers, directors, representatives, guests, invitees, visitors or licensees, in or about the Premises and the Building. Sublessee’s indemnification obligation hereunder shall survive the expiration or earlier termination of this Sublease.

9. CERTAIN REMEDIES. In the event Sublessee fails to pay, perform or comply with the obligations of Sublessor under the Lease or this Sublease, or commits any act or omission which is deemed to be a default by Landlord or Sublessor, or if Sublessee is otherwise in default or breach of the Lease or this Sublease, then Sublessor shall have all the rights and remedies against Sublessee as would be available to Landlord against Tenant in the event of the occurrence of a default by Tenant under the Lease, provided that Sublessor shall obtain Landlord’s prior written consent before exercising any of such rights or remedies.

10. ACCEPTANCE OF PREMISES. Sublessee accepts the Premises in its present “AS IS” condition, without warranty or representation of Sublessor or Landlord of any kind or nature whatsoever, express or implied, with respect to the condition of the Premises. All alterations and improvements to the Premises shall be subject to Landlord’s prior written consent pursuant to the terms and provisions of the Lease and shall be at Sublessee’s sole cost and expense. All changes and alterations to designation signs for the Premises and in the Building directory located in the lobby of the Building, if any, any changes in locks required, any changes required in the HVAC systems and any other changes as a result of Sublessee’s use of the Premises shall likewise be at Sublessee’s sole cost and expense and shall be made in accordance with the terms and conditions of the Lease.

11. INSURANCE. Sublessee agrees to maintain commercial general liability insurance in amounts and with scope of coverage identical to that required of Sublessor under the Lease, which insurance policy(ies) shall name Landlord and Sublessor as additional insureds. Such policy(ies) shall contain a waiver of subrogation endorsement in favor of Landlord and Sublessor. Sublessee also shall maintain workers’ compensation insurance as required by law, which policy(ies) shall contain a waiver of subrogation endorsement in favor of Landlord and Sublessor.

12. CONFLICTING TERM. If there is a conflict between the terms of the Lease and this Sublease, as between Sublessor and Sublessee, the terms of this Sublease shall control. If there is a conflict between the terms of the Lease and this Sublease, as between Landlord and Sublessor, the terms of the Lease shall control.

13. NOTICES. Except as otherwise provided in this Sublease, any notice or other communication required or permitted to be given under this Sublease shall be in writing and shall be deemed to have been effectively given (i) on the day delivered if delivered personally, or (ii) if mailed, registered or certified, return receipt requested, on the third day following the date of mailing, or (iii) if shipped by overnight delivery, on the day following shipment, as follows:

Sublessor:

SH Operating, LLC.

8322 E. Hartford Drive

Scottsdale, AZ 85258

ATTN: Steven M. Siwek, M.D.

Sublessee:

Perimeter Road Surgical Hospital, LLC

17500 N. Perimeter Drive

Scottsdale, AZ 85255

ATTN:

Landlord:

North Perimeter, LLC

5052 S. Jones, Suite 145

Las Vegas, NV 89118

ATTN: Louis Carnesale, Manager

Any of the above may change the address to which notices and other communications are to be directed to it by giving notice of such change to the other two entities in the manner provided in this paragraph. Any notice required to be given under the Lease or this Sublease by Landlord, Sublessor or Sublessee shall be given by the appropriate entity to each of the other two entities.

14. ESTOPPEL CERTIFICATES. Upon request, Sublessee shall provide to Sublessor estoppal certificates as reasonably requested by Sublessee or as provided in the Lease.

15. SUBORDINATION. The Sublease is, and shall be, subject and subordinate to the Lease, any Mortgage and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions of the Lease.

16. ENTIRE AGREEMENT. This Sublease, together with the Lease, contains all of the covenants, agreements, terms, conditions, provisions and understandings, whether written or oral, relating to the leasing of the Premises and may not be amended except in a writing signed by all of the parties hereto and with Landlord’s prior written consent. This Sublease, together with the Lease, supersedes any prior understandings or written or oral agreements between the parties pertaining to the subject matter herein.

17. GOVERNING LAW. This Sublease shall be governed by and construed under the laws of the state in which the Building is located.

18. TIME OF ESSENCE. Time is of the essence of this Sublease.

19. DEFINED TERMS. Any capitalized terms used but not defined herein shall have the meanings assigned to them in the Lease.

IN WITNESS WHEREOF, Sublessor and Sublessee, through their duly authorized representatives, have executed this instrument as of the day and year first written above.

SUBLESSOR:		SUBLESSEE:

SH OPERATING, LLC, an Arizona limited liability company		PERIMETER ROAD SURGICAL HOSPITAL, LLC, an Arizona limited liability company

By:	SMS Properties, LLC
Its:	Manager	By:	/s/ Andy Chen

By:	/s/ Steven M. Siwek, M.D.	Printed Name:	Andy Chen
Member		Title:	Manager

CONSENT AND ACKNOWLEDGMENT OF LANDLORD

By execution below, NORTH PERIMETER, LLC, the Landlord under the Lease, hereby consents to the above Sublease Agreement in which Sublessor, as Tenant under the Lease, has sublet Leased Premises and has assigned certain of its rights and obligations under the Lease to the Sublessee identified in this Sublease Agreement. This Consent is expressly subject to both of the following conditions subsequent: (each a “Condition Subsequent”):

1.	Within forty-eight hours (48) hours of the Effective Date, Landlord will receive rent payments for the months of September, October and November, 2015;

2.	The balance of the unpaid rent will be paid in three (3) equal installments of additional rent, payable simultaneously with, and in addition to, the December 2015, January 2016 and February 2016 rent payments under the Lease.

3.	The Effective Date is on or before November 6, 2015.

If a Condition Subsequent is not timely satisfied in full, it shall be a default under the Lease and this Sublease and Landlord shall be entitled to exercise any and all of its remedies under the Lease and the Sublease without further notice to Tenant or Sublessee.

LANDLORD:

NORTH PERIMETER, LLC, a Nevada limited liability company

By	/s/ Louis Carnesale
Louis Carnesale Manager

Date:	10-28-2015